                                                                       EXHIBIT 8



               LETTERHEAD OF CLIFFORD CHANCE ROGERS & WELLS LLP





May 23, 2002

iStar Financial Inc.
1114 Avenue of the Americas, 27th Floor
New York, New York 10036

Re:    REIT STATUS OF ISTAR FINANCIAL INC.

Ladies and Gentlemen:

We have acted as counsel to iStar Financial Inc., a Maryland corporation (the "Company"), in connection with the preparation and filing of a registration statement under the Securities Act of 1933, as amended (the "Registration Statement") relating to possible offerings from time to time by certain stockholders of the Company of the Company's common stock, par value $.001 per share, at various offering prices. In connection therewith, you have requested the opinion contained herein. Except as otherwise indicated, terms used in this letter have the meanings given to them in the Registration Statement.

In rendering the opinion expressed herein, we have examined and relied upon such documents, records and instruments as we have deemed necessary in order to enable us to render the opinion referred to in this letter. In our examination of the foregoing documents, we have assumed, with your consent, that (i) all documents reviewed by us are original documents, or true and accurate copies of original documents, and have not been subsequently amended, (ii) the signatures of each original document are genuine, (iii) each party who executed the document had proper authority and capacity, (iv) all representations and statements set forth in such documents are true and correct, (v) all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms and (vi) the Company at all times has been and will continue to be organized and operated in accordance with the terms of such documents.

For purposes of rendering the opinion stated below, we have also assumed, with your consent, the accuracy of the representations contained in the certificate of representations, dated May 23, 2002, provided to us by the Company (the "Certificate"). These representations generally relate to the operation and classification of the Company as a REIT.

Based upon and subject to the foregoing, we are of the opinion that for its initial taxable year ended December 31, 1998, and for its taxable years ended December 31, 1999, December 31, 2000, and December 31, 2001, the Company was organized and has operated in conformity with the

May 23, 2002                                                              Page 2

requirements for qualification as a REIT under the Code, and the Company's present and proposed method of operation, as represented by the Company, will permit the Company to continue to so qualify.

The opinion stated above represents our conclusions as to the application of the federal income tax laws existing as of the date of this letter, and we can give no assurance that legislative enactments, administrative changes or court decisions may not be forthcoming that would modify or supersede our opinion. Moreover, there can be no assurance that positions contrary to our opinion will not be taken by the Internal Revenue Service, or that a court considering the issues would not hold contrary to such opinion. Further, the opinion set forth above represents our conclusions based upon the documents, facts and representations referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such representations could affect the opinion referred to herein. Moreover, the Company's qualification and taxation as a REIT depend upon the Company's ability to meet, through actual operating results, requirements under the Code regarding income, assets, distributions and diversity of stock ownership. Because the Company's satisfaction of these requirements will depend on future events, no assurance can be given that the actual results of the Company's operations for any particular taxable year will satisfy the tests necessary to qualify as or be taxed as a REIT under the Code. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter and the Certificate.

The opinion set forth in this letter: (i) is limited to those matters expressly covered; no opinion is to be implied in respect of any other matter; (ii) is as of the date hereof; and (iii) is rendered by us solely for your benefit and may not be provided to or relied upon by any person or entity other than you without our express written consent, in each instance.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus which is a part of the Registration Statement.

Very truly yours,

/s/ Clifford Chance Rogers & Wells LLP